EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

May 9, 2017

AquaVenture Holdings Limited Announces

First Quarter 2017 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM  (“WAASTM”) solutions, today reported financial results for the quarter ended March 31, 2017.

Highlights

For the three months ended March 31, 2017:

•

Total revenues of $29.0 million compared to $27.1 million in the prior year, reflecting a 6.9% increase. On a segment basis, revenues for Seven Seas Water and Quench increased 5.4% and 8.5%, respectively, over the prior year.

•	Net loss of $6.1 million compared to net loss of $4.0 million in the prior year.
•

Diluted loss per share was $(0.23). There were no ordinary shares outstanding prior to October 6, 2016. Therefore, no diluted loss per share information is available for the three months ended March 31, 2016.

•	Adjusted EBITDA was $8.5 million compared to $8.0 million in the prior year, which represents a 6.8% increase. Adjusted EBITDA Margin was 29.4%, which was flat compared to the prior year.
•	Adjusted EBITDA plus cash collected on the design and construction contract acquired in our Peru acquisition was $10.6 million compared to $8.0 million in the prior year, an increase of 32.2%.

“I am pleased with our operational and financial results for the first quarter of 2017, which reflected solid performance from both our Seven Seas Water and Quench segments,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer.  “On a consolidated basis, we grew both revenues and Adjusted EBITDA.  We continue to work to win new business, expand our existing relationships, and develop new market opportunities and partnerships across both platforms.  In addition, we remain focused on executing against our expanding merger and acquisition pipeline and we look forward to continuing to drive this positive momentum for the remainder of 2017. Our team is dedicated to creating value for our shareholders while demonstrating the value of our Water-as-a-Service platform.”

First Quarter 2017 Financial and Operating Overview

For the first quarter of 2017, total revenues of $29.0 million increased 6.9%, over prior year revenues of $27.1 million. On a segment basis, revenues for our Seven Seas Water and Quench increased 5.4% and 8.5%, respectively, from the prior year. Total gross margin of 45.8% for the first quarter of 2017 decreased 200 basis points compared to 47.8% in the prior year.

Total selling, general and administrative expenses (“SG&A”) increased to $16.5 million in the first quarter of 2017 from $13.7 million in the prior year.  Of the $2.8 million increase, $2.2 million was related to an increase in share-based compensation resulting from equity grants made following our initial public offering (“IPO”) during the fourth quarter of 2016 and $0.4 million was due to the implementation of a new Software as a Service (“SaaS”)-based enterprise resource planning (“ERP”) system at Quench.

Net loss for the first quarter of 2017 was $6.1 million as compared to a net loss of $4.0 million in the prior year.  Adjusted EBITDA increased to $8.5 million for the first quarter of 2017, up 6.8% from $8.0 million for the prior year.  Adjusted EBITDA Margin of 29.4% for the first quarter of 2017 remained flat compared to the prior year.  Adjusted EBITDA plus the cash collected on the design and construction contract was $10.6 million in the first quarter of 2017 compared to $8.0 million in the prior year, an increase of 32.2%.

Net cash provided by operating activities for the quarter ended March 31, 2017 was $5.3 million compared to $5.5 million for the comparable period of 2016.  Capital expenditures and long-term contract expenditures were $3.4 million for the quarter ended March 31, 2017 compared to $6.2 million in the prior year.

As of March 31, 2017, cash and cash equivalents was $89.9 million and total debt was $137.0 million.

First Quarter 2017 Segment Results

“We had a good first quarter in both of our segments,” stated Lee Muller, AquaVenture’s Chief Financial Officer.  “Quench delivered significant gains in its year-over-year results, and Seven Seas Water performed in line with our expectations.”

As previously disclosed, we completed the acquisition of all the outstanding shares of Aguas de Bayovar S.A.C (“ADB”) and all the rights and obligations under a design and construction contract for a desalination plant and related infrastructure located in Peru.  Through ADB, we sell water, on a take-or-pay basis, to our customer under an operating and maintenance (“O&M”) contract while pursuant to the design and construction contract, we receive payments that are accounted for as a note receivable. These contracts with the customer are structured differently from those with our other Seven Seas Water customers. Only the operating activities related to the O&M contract agreement are included in revenues and cost of revenues.  The payments received on the design and construction contract includes amounts accounted for as principal repayments, which are not reflected in the consolidated statement of operations, and interest income.  Because the contracts are structured differently from our other Seven Seas Water customer contracts, the inclusion of the Peru operations has a negative impact on the Seven Seas Water margins as the profitability profile of the O&M contract by itself is lower than our other Seven Seas Water customer contracts. By way of comparison, in our typical Seven Seas Water customer contract, all cash received under a contract is recorded as revenue and, therefore, contributes to Adjusted EBITDA.

Lee Muller continued, “It is important to note that, while our margins at the Seven Seas Water business were negatively impacted by both the inclusion of our Peru operating and maintenance operations and the accrual for the expected rate changes in our BVI operations in connection with the pending contract amendment, these items were factored into our forecasts and we remain on track to achieve our 2017 outlook.  In regard to Peru, when we evaluate transactions we look at the economics of the opportunity as a whole.  While the structure of the Peru operating and maintenance contract reduces the margins of our Seven Seas Water business, the Peru acquisition as a whole generates attractive cash returns through both our operating and maintenance contract and the design and construction contract.”

Additionally, prior to January 1, 2017, the Company included the majority of certain general and administrative costs, primarily professional service and other expenses to support the activities of the parent holding company, in the Seven Seas reportable segment.  Beginning January 1, 2017, the Company began separating “Corporate and Other” for the chief operating decision maker and for segment presentation purposes.  The Corporate and Other administration function is not treated as a segment but includes certain general and administrative costs that are not allocated to either of the reportable segments.  These costs include, but are not limited to, professional services and other expenses to support the activities of the parent holding company.  Corporate and Other does not include any compensation allocations from the Seven Seas Water and Quench segments.  The Company believes this presentation more accurately portrays the results of the core operations of each of the operating and reportable segments to the chief operating decision maker.  As a result of this change, the Company has restated prior periods for segment reporting purposes.

Seven Seas Water

Seven Seas Water revenues of $14.2 million for the first quarter of 2017 increased 5.4%, from $13.5 million in the prior year.  This increase was mainly due to an increase of $0.7 million in revenues from our Peru O&M operations and a $0.4 million increase in revenues at our Trinidad plant resulting from a plant expansion completed in 2016.  These increases were partially offset by a $0.4 million decrease in revenues at our BVI operations primarily due to the recording of an accrual for an expected rate change in connection with a pending contract amendment, which is in the process of being finalized.  On an organic basis, revenues for the current quarter remained flat at $13.5 million comparable period in the prior year.

Seven Seas Water gross margin for the first quarter of 2017 decreased 530 basis points to 37.9% from 43.2% in the prior year.  The decrease was mainly due to the inclusion of our Peru operations, which negatively impacted gross margin due to the lower margin profile of the O&M contract included in our operating results and elevated repairs and maintenance expense during the first quarter, which were planned as part of our post-acquisition integration.  The decrease was also due to the reduction in gross margin for our BVI operations from the aforementioned accrual for an expected rate change, which was partially offset by the higher margins for our Trinidad operations as a result of higher revenues from the plant expansion without a commensurate increase in operating costs.

Seven Seas Water SG&A for the first quarter of 2017 increased $1.8 million, or 41.7%, to $6.1 million from $4.3 million in the prior year.  The increase was mainly due to a $1.5 million increase in share-based compensation resulting from the previously mentioned equity award grant and $0.4 million higher compensation and benefits expense resulting from increases in headcount and discretionary compensation compared to the prior year.

Net loss for our Seven Seas Water segment increased to $2.9 million for the first quarter of 2017 compared to a net loss of $0.7 million for the prior year.  Adjusted EBITDA of $5.6 million for the first quarter of 2017 reflected a 10.9% decrease over Adjusted EBITDA of $6.3 million for the prior year.  The decrease in Adjusted EBITDA was driven by the impacts of the proposed BVI contract amendment, the elevated repairs and maintenance expenses at our Peru operations which were planned as part of our post-acquisition integration, and higher compensation and benefits expense.  Partially offsetting this was an increase in Adjusted EBITDA at our Trinidad operations as a result of higher revenues driven by the previously mentioned plant expansion.  Adjusted EBITDA Margin decreased 730 basis points to 39.4% in the first quarter of 2017 from 46.7% in the prior year.  Adjusted EBITDA plus cash collected on the design and construction contract was $7.6 million in the first quarter of 2017 compared to $6.3 million in the prior year.

Quench

Quench revenues of $14.8 million for the first quarter of 2017 increased 8.5% from $13.6 million in the prior year.  The increase included an increase in rental revenues of $1.1 million, or 9.4%, due to net additional units placed under new leases and an increase in other revenues of $0.1 million, or 3.0%, driven by an increase in the sale of coffee and consumables.

Quench gross margin for the first quarter of 2017 improved 110 basis points to 53.4% from 52.3% in the prior year. The increase was primarily due to the management of expenses, including reduced freight and personnel costs, partially offset by higher depreciation expense related to an increase in new company-owned units placed on lease.

Quench SG&A for the first quarter of 2017 increased $0.4 million, or 4.4%, to $9.4 million from $9.0 million in the prior year.  The increase was mainly due to a $0.6 million increase in share-based compensation resulting from the previously mentioned equity award grant, a $0.4 million increase in expense related to the implementation of a new SaaS-based ERP system and a $0.3 million increase in amortization expense of deferred lease costs related to the increase in the units placed on lease.  These increases were partially offset by a $0.3 million decrease in depreciation expense related to the acceleration of depreciation in the prior year on an existing ERP system, $0.3 million lower compensation and benefits expense, and a $0.2 million reduction in the bad debt reserve resulting from enhanced collection efforts to reduce aged receivables during the quarter.

Quench reported a net loss of $2.6 million for the first quarter of 2017 compared to a net loss of $2.9 million in the prior year.  Adjusted EBITDA of $3.8 million for the first quarter of 2017 increased 88.1% from $2.0 million in the prior year.  Adjusted EBITDA Margin increased to 25.8% in first quarter of 2017 from 14.9% in the prior year.

Corporate and Other

Corporate and Other SG&A for the first quarter of 2017 increased $0.6 million to $0.9 million from $0.3 million in the prior year.  The increase was mainly due to increases in insurance expense and professional fees, including higher legal, audit and consulting and advisory costs, since becoming a public company in October of 2016.

2017 Outlook

For the full year 2017, the Company reaffirms that it expects to achieve the following financial results:

•	Revenues between $127 million and $132 million, of which approximately 8% is expected to be inorganic (including the operations in Peru);
•	Adjusted EBITDA between $37 and $41 million;
•	Cash collected on the design and construction contract acquired in our Peru acquisition is projected to be $8.1 million annually (approximately $2 million per quarter);
•	Adjusted EBITDA plus the cash collected on the design and construction contract acquired in our Peru acquisition between $45 and $49 million; and
•	Revenues and Adjusted EBITDA increases are expected to include growth from both organic and inorganic components, with the inorganic increases weighted more heavily towards the second half of 2017.

The above statements are based on current targets.  These statements are forward-looking, and actual results may differ materially.  We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer.  AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing approximately 8 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Wednesday, May 10, 2017 at 8:00 a.m. EDT.  Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com.  Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call.  Replays of the entire call will be available through May 17, 2017 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13660926.  A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com.  A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release do not constitute guarantees of future performance.  Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus: its forecast of full-year 2017 financial results; its expected margins and the impacts thereon from various customer contracts; its ability to improve plant performance and profitability; and the impacts on operating results of the timing, size and accounting treatment of acquisitions, constitute forward-looking statements.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$89,918	$95,334
Restricted cash	166	166
Trade receivables, net of allowances of $981 and $1,166, respectively	11,939	15,473
Inventory	5,572	6,246
Prepaid expenses and other current assets	7,836	6,401
Total current assets	115,431	123,620
Property, plant and equipment, net	114,456	116,092
Construction in progress	9,759	9,398
Long-term contract costs	85,745	87,512
Restricted cash	6,003	5,895
Other assets	43,254	44,311
Deferred tax asset	353	515
Intangible assets, net	50,091	51,330
Goodwill	98,023	98,023
Total assets	$523,115	$536,696
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,123	$3,880
Accrued liabilities	9,859	13,075
Current portion of long-term debt	35,187	27,963
Deferred revenue	2,452	2,820
Total current liabilities	50,621	47,738
Long-term debt	101,782	115,753
Deferred tax liability	3,466	2,874
Other long-term liabilities	3,013	2,825
Total liabilities	158,882	169,190
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,388 shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Additional paid-in capital	560,995	558,141
Accumulated deficit	(196,762)	(190,635)
Total shareholders' equity	364,233	367,506
Total liabilities and shareholders' equity	$523,115	$536,696

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	Three Months Ended March 31,
	2017	2016

Revenues:
Bulk water	$14,215	$13,491
Rental	12,804	11,706
Other	1,989	1,932
Total revenues	29,008	27,129
Cost of revenues:
Bulk water	8,824	7,663
Rental	5,754	5,464
Other	1,136	1,039
Total cost of revenues	15,714	14,166
Gross profit	13,294	12,963
Selling, general and administrative expenses	16,488	13,697
Loss from operations	(3,194)	(734)
Other expense:
Interest expense, net	(1,815)	(2,580)
Other expense, net	(182)	(46)
Loss before income tax expense	(5,191)	(3,360)
Income tax expense	935	628
Net loss	$(6,126)	$(3,988)

Loss per share – basic and diluted	$(0.23)

Weighted-average shares outstanding – basic and diluted	26,386

(1) Represents loss per share and weighted-average shares outstanding for the period following the corporate reorganization and initial public offering.  There were no ordinary shares outstanding prior to October 6, 2016 and, therefore, no loss per share information has been presented for any period prior to that date.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(6,126)	$(3,988)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,807	7,264
Adjustment to asset retirement obligation	12	10
Share-based compensation expense	2,854	683
Provision for bad debts	30	311
Deferred income tax provision	754	497
Inventory adjustment	60	56
Loss on disposal of assets	268	192
Amortization of debt financing fees	209	184
Adjustment to acquisition contingent consideration	—	21
Accretion of debt	26	91
Other	—	(6)
Change in operating assets and liabilities:
Trade receivables	3,503	2,286
Inventory	551	195
Prepaid expenses and other current assets	(1,323)	(725)
Other assets	(602)	(438)
Current liabilities	(2,926)	(1,468)
Long-term liabilities	203	285
Net cash provided by operating activities	5,300	5,450
Cash flows from investing activities:
Capital expenditures	(3,153)	(5,447)
Long-term contract expenditures	(252)	(799)
Net cash paid for businesses acquired	(186)	(100)
Principal collected on note receivable	1,094	—
Net cash used in investing activities	(2,497)	(6,346)
Cash flows from financing activities:
Proceeds from long-term debt	—	15,000
Payments of long-term debt	(6,944)	(3,821)
Payment of debt financing fees	—	(98)
Proceeds from exercise of stock options	2	—
Shares withheld to cover minimum tax withholdings on equity awards	(2)	—
Issuance costs from issuance of ordinary shares in IPO	(1,167)	—
Net cash (used in) provided by financing activities	(8,111)	11,081
Change in cash, cash equivalents and restricted cash	(5,308)	10,185
Cash, cash equivalents and restricted cash at beginning of period	101,395	25,026
Cash, cash equivalents and restricted cash at end of period	$96,087	$35,211

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	For the Quarter Ended March 31, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Revenues:
Bulk water	$14,215	$—	$—	$14,215
Rental	—	12,804	—	12,804
Other	—	1,989	—	1,989
Total revenues	14,215	14,793	—	29,008
Cost of revenues:
Bulk water	8,824	—	—	8,824
Rental	—	5,754	—	5,754
Other	—	1,136	—	1,136
Total cost of revenues	8,824	6,890	—	15,714
Gross profit	5,391	7,903	—	13,294
Selling, general and administrative expenses	6,154	9,411	923	16,488
Loss from operations	(763)	(1,508)	(923)	(3,194)
Other (expense) income, net	(1,258)	(1,033)	294	(1,997)
Loss before income tax expense	(2,021)	(2,541)	(629)	(5,191)
Income tax expense	859	76	—	935
Net loss	$(2,880)	$(2,617)	$(629)	$(6,126)

	For the Quarter Ended March 31, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Revenues:
Bulk water	$13,491	$—	$—	$13,491
Rental	—	11,706	—	11,706
Other	—	1,932	—	1,932
Total revenues	13,491	13,638	—	27,129
Cost of revenues:
Bulk water	7,663	—	—	7,663
Rental	—	5,464	—	5,464
Other	—	1,039	—	1,039
Total cost of revenues	7,663	6,503	—	14,166
Gross profit	5,828	7,135	—	12,963
Selling, general and administrative expenses	4,342	9,011	344	13,697
Income (loss) from operations	1,486	(1,876)	(344)	(734)
Other (expense) income, net	(1,607)	(1,024)	5	(2,626)
Loss before income tax expense	(121)	(2,900)	(339)	(3,360)
Income tax expense	628	—	—	628
Net loss	$(749)	$(2,900)	$(339)	$(3,988)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense, gain or loss on disposal of assets, acquisition‑related expenses, goodwill impairment charges, changes in deferred revenue related to our bulk water business, ERP system implementation charges for a SaaS solution, initial public offering costs, gains (losses) on extinguishment of debt, IPO triggered compensation, gains on bargain purchases and certain adjustments recorded in connection with purchase accounting for acquisitions.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the quarters presented is shown below:

	For the Quarter Ended March 31, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Net loss	$(2,880)	$(2,617)	$(629)	$(6,126)
Depreciation and amortization	4,272	3,535	—	7,807
Interest expense (income), net	1,076	1,033	(294)	1,815
Income tax expense	859	76	—	935
Share-based compensation expense	2,000	830	24	2,854
Loss on disposal of assets	—	268	—	268
Changes in deferred revenue related to our bulk water business	280	—	—	280
ERP implementation charges for a SaaS solution	—	696	—	696
Adjusted EBITDA	$5,607	$3,821	$(899)	$8,529

Adjusted EBITDA Margin	39.4%	25.8%	—%	29.4%

	For the Quarter Ended March 31, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Net loss	$(749)	$(2,900)	$(339)	$(3,988)
Depreciation and amortization	4,012	3,252	—	7,264
Interest expense, net	1,556	1,024	—	2,580
Income tax expense	628	—	—	628
Share-based compensation expense	477	206	—	683
Loss on disposal of assets	—	192	—	192
Acquisition-related expenses	85	—	—	85
Changes in deferred revenue related to our bulk water business	285	—	—	285
ERP implementation charges for a SaaS solution	—	257	—	257
Adjusted EBITDA	$6,294	$2,031	$(339)	$7,986

Adjusted EBITDA Margin	46.7%	14.9%	—%	29.4%

KEY METRICS

Cash Collected on Design and Construction Contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to contract, we are entitled to receive monthly installment payments, that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a note receivable.  As a result of this accounting treatment, which differs from existing contracts in our Seven Seas Water business, the cash collected on the design and construction contract is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.

	For the Quarter Ended March 31, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Cash collected on design and construction contract	$2,026	$—	$—	$2,026

For the Quarter Ended March 31, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Cash collected on design and construction contract	$—	$—	$—	$—

Adjusted EBITDA plus Cash Collected on Design and Construction Contract

We understand that many in the investment community combine our Adjusted EBITDA and the cash we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the cash collected on the design and construction contract is presented.

	For the Quarter Ended March 31, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Adjusted EBITDA plus cash collected on the design and construction contract	$7,633	$3,821	$(899)	$10,555

	For the Quarter Ended March 31, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Adjusted EBITDA plus cash collected on the design and construction contract	$6,294	$2,031	$(339)	$7,986